Exhibit 4.6
OPENTV CORP.
2005 INCENTIVE PLAN
Form of Restricted Share Agreement
     RESTRICTED SHARE AGREEMENT dated as of                     , 2007 (the “Grant Date”), between OpenTV Corp. (the “Company”) and                                          (“Grantee”).
Recitals
     A. Grantee is an employee of the Company or one of its Subsidiaries.
     B. The Company has adopted the OpenTV Corp. 2005 Incentive Plan, effective October 13, 2005 (the “Plan”), which is incorporated herein by reference. This Agreement is entered into pursuant to Section 11.5 of the Plan. Any capitalized terms used herein and not otherwise defined are used as defined in the Plan.
     C. This Agreement is entered into in lieu of, and replaces and supersedes any other bonus awards, arrangements, or agreements contemplated or previously entered into between the Company and Grantee with respect to calendar year 2007.
     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Grantee hereby agree to the following:
     1. Grant of Restricted Shares. The Company hereby awards to Grantee under the Plan, subject to the terms and conditions hereinafter set forth,                                 shares (the “Restricted Shares”) of the Company’s Class A Ordinary Shares, no par value. The Company will issue to Grantee share certificates evidencing the Restricted Shares, which certificates will be registered in the name of Grantee and will bear an appropriate legend referring to the terms, conditions, and restrictions applicable to the Restricted Shares, substantially in the following form:
The transferability of this certificate and the Class A Ordinary Shares represented hereby are subject to the terms, conditions and restrictions (including forfeiture) contained in the Restricted Share Agreement, effective as of                           , 2007, between OpenTV Corp. and the registered owner hereof. Copies of such Agreement are on file in the offices of Open TV Corp., 275 Sacramento Street, San Francisco, California 94111.
The certificates evidencing the Restricted Shares shall be held in custody by the Company or, if specified by the Committee, by a third party custodian or trustee, until the restrictions on such shares shall have lapsed, and, as a condition of this award of Restricted Shares, Grantee shall deliver a stock power, duly endorsed in blank, relating to the Restricted Shares.
     2. Transfer Restrictions. The Restricted Shares may not be transferred or assigned in any manner otherwise than by will or by the laws of descent or distribution or pursuant to a Domestic relations order. Upon any attempt to effect any such transfer or assignment, the award provided for herein shall immediately become null and void, and the Restricted Shares shall be immediately forfeited to the Company. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Grantee.

     3. Restrictions. Subject to the forfeiture provisions of Section 4 hereof, the restrictions on the Restricted Shares shall lapse and such shares shall vest in Grantee upon the satisfaction of the vesting conditions described below and as determined by the Committee based on “Net Income” of the Company, as publicly reported in the financial statements of the Company included in the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed by the Company from time to time with the Securities and Exchange Commission; provided that, solely for purposes of determining the satisfaction of the vesting conditions under this Agreement, extraordinary gains and losses resulting from asset sales and acquisitions shall be excluded from the calculation of Net Income. The vesting conditions shall be deemed satisfied if and only if the Company shall achieve cumulative Net Income measured over any four consecutive fiscal quarters during the period commencing April 1, 2007 and ending December 31, 2009 (“Cumulative Net Income”) as follows:
     (a) Restrictions lapse on 62.5% of the Restricted Shares upon achievement of Cumulative Net Income equal to or greater than zero;
     (b) Restrictions lapse on an additional 12.5% of the Restricted Shares upon achievement of Cumulative Net Income of
           $4,000,000; and
     (c) Restrictions lapse on the final 25% of the Restricted Shares upon achievement of Cumulative Net Income of $6,000,000.
After the restrictions lapse, the Class A Ordinary Shares shall no longer be “Restricted Shares” and shall be fully vested in and owned by the Grantee. Following the Company publicly reporting its financial statements for the fiscal quarter ending December 31, 2009 and determining the satisfaction, if any, of vesting conditions pursuant to this Section 3, any remaining Restricted Shares as to which the restrictions thereon shall not have lapsed shall be immediately forfeited to the Company.
     4. Termination of Employment; Forfeiture.
     (a) Upon termination of Grantee’s employment with the Company and its Subsidiaries as a result of the retirement (as described herein), death or Disability of Grantee, any Restricted Shares, after such termination, shall continue to be subject to the restrictions set forth herein, which restrictions shall lapse and such shares shall vest in Grantee in accordance with the provisions of Section 3 hereof as if Grantee had remained employed by the Company for six calendar months past the date of termination. At the end of such six-month period, all Restricted Shares as to which the restrictions thereon shall not have previously lapsed shall be immediately forfeited to the Company. Retirement of Grantee shall mean (i) the termination of employment with the consent of the Company or any Subsidiary on or after the last day of the month in which Grantee attains age 65 and has, as of such date of termination, been continuously employed by the Company for at least two years or (ii) otherwise as the Committee shall determine, in its sole discretion.

     (b) Upon the involuntary termination of Grantee’s employment with the Company or any Subsidiary within six months following a Change in Control (as defined in Section 7 hereof) for any reason other than Cause, all restrictions shall lapse on the Restricted Shares.
     (c) Upon termination of Grantee’s employment with the Company and its Subsidiaries for any reason other than as described in Sections 4(a) or (b) above, all Restricted Shares as to which the restrictions thereon shall not have previously lapsed shall be immediately forfeited to the Company.
     5. Distribution Following Termination of Restrictions. Upon the vesting and lapsing of the restrictions as to any portion of the Restricted Shares, the Company will cause a new certificate evidencing such number of Class A Ordinary Shares to be delivered to Grantee, or in the case of his death to his legal representative, beneficiary or heir, free of the legend regarding transferability; provided that the Company shall not be obligated to issue any fractional shares.
     6. Voting and Dividend Rights. During the period in which the restrictions provided herein are applicable to the Restricted Shares, Grantee shall have the right to vote the Restricted Shares and to receive any cash dividends paid with respect thereto unless and until forfeiture thereof. Any dividend or distribution payable with respect to Restricted Shares that shall be paid or distributed in shares of Class A Ordinary Shares shall be subject to the same restrictions provided for herein, and the shares so paid or distributed shall be deemed Restricted Shares subject to all terms and conditions herein. Any dividend or distribution (other than in cash or Class A Ordinary Shares) payable or distributable on Restricted Shares, unless otherwise determined by the Committee, shall be subject to the terms and conditions of this Agreement to the same extent and in the same manner as the Restricted Shares are subject; provided that the Committee may make such modifications and additions to the terms and conditions (including restrictions on transfer and the conditions to the timing and degree of lapse of such restrictions) that shall become applicable to such dividend or distribution as the Committee may provide in its absolute discretion.
     7. Change in Control. Upon a Change in Control, if the Company or the survivor or successor entity in the transaction does not assume this Agreement with modification of the vesting conditions in a manner that substantially reflects the same financial performance of the Company as described above, all restrictions shall lapse on the Restricted Shares.
          A “Change in Control” shall be deemed to have occurred if:
     (a) any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the amount of the securities beneficially owned by such person any such securities acquired directly from the Company or its Subsidiaries) representing 50% or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that for purposes of this Agreement, the term “Person” shall not include (A) the Company or any of its Affiliates, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company; and provided, further, however, that for purposes of this paragraph (i), there shall be excluded any Person who becomes such a beneficial owner in connection with an Excluded Transaction (as defined in paragraph (c) below);

     (b) the following individuals cease for any reason to constitute a majority of the number of members of the Company’s Board (“Directors”) then serving: individuals who, on the date hereof, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest including but not limited to a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors on the date hereof or whose appointment, election or nomination for election was previously so approved; or
     (c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary thereof with any other corporation, other than a merger or consolidation (an “Excluded Transaction”) which would result in the holders of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving corporation or any parent thereof) at least 50% of the combined voting power of the voting securities of the entity surviving the merger or consolidation (or the parent of such surviving entity) immediately after such merger or consolidation, or
     (d) the shareholders of the Company approve a plan of complete liquidation of the Company, or there is consummated the sale or other disposition of all or substantially all of the Company’s assets.
     8. Corporate Structure Change. Except as otherwise provided in the Plan in the case of a Change in Control of the Company, in the event of any merger, consolidation, reorganization, recapitalization, reclassification or other capital or corporate structure change of the Company, the securities or other consideration receivable for or in conversion of or exchange for Restricted Shares shall be subject to the terms and conditions of this Agreement to the same extent and in the same manner as the Restricted Shares are subject; provided that the Board of Directors may make such modifications and additions to the terms and conditions (including restrictions on transfer and the conditions to the timing and degree of lapse of such restrictions) that shall become applicable to the securities or other consideration so receivable as the Board of Directors may provide in its absolute discretion.
     9. Tax Withholding. The obligation of the Company to deliver any certificate to Grantee pursuant to Section 5 hereof shall be subject to the receipt by the Company from Grantee of any withholding taxes required as a result of the award of the Restricted Shares or lapsing of restrictions thereon. Unless the Committee shall determine otherwise at any time after the date hereof, Grantee may satisfy all or part of such withholding tax requirement by electing to sell to the Company a designated number of unrestricted shares of Class A Ordinary Shares held by Grantee at a price per share equal to the Fair Market Value of such shares, provided that the aggregate value of the shares sold does not exceed the minimum required tax withholding obligation.

     10. Securities Laws Requirements. The Company shall not be required to issue Restricted Shares unless and until (i) such shares have been duly listed upon each stock exchange on which Class A Ordinary Shares are then registered and (ii) the Company has complied with applicable federal and state securities laws. The Company may require Grantee to furnish to the Company, prior to the issuance of any Restricted Shares, an instrument, in such form as the Committee may from time to time deem appropriate, in which Grantee represents that the Restricted Shares acquired by him hereunder are being acquired for investment and not with a view to the sale or distribution thereof.
     11. Incorporation of Plan Provisions. This Agreement and the award of Restricted Shares hereunder are made pursuant to the Plan and are subject to all of the terms and provisions of the Plan as if the same were fully set forth herein. In the event that any provision of this Agreement conflicts with the Plan, the provisions of the Plan shall control. Grantee acknowledges receipt of a copy of the Plan and agrees that all decisions under and interpretations of the Plan by the Committee shall be final, binding and conclusive upon Grantee. Capitalized terms not otherwise defined herein shall have the same meanings set forth in the Plan for such terms.
     12. No Rights to Employment. Nothing contained in this Agreement shall confer upon Grantee any right to continued employment by the Company or any Subsidiary, or limit in any way the right of the Company or any Subsidiary to terminate or modify the terms of Grantee’s employment at any time.
     13. Code Section 409A. If any provision of this Agreement would result in the imposition of an excise tax under Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”), that provision will be reformed to avoid imposition of the excise tax and no action taken to comply with Section 409A shall be deemed to impair a benefit under this Agreement or require the consent of the Grantee.

     14. Miscellaneous.
     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.
     This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.
     If any term or provision of this Agreement should be invalid or unenforceable, such provision shall be severed from this Agreement, and all other terms and provisions hereof shall remain in full force and effect.
     This Agreement, including the relevant provisions of the Plan, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, with respect to the subject hereof. This Agreement may not be amended, except by an instrument in writing signed by the Company and Grantee.
     This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OPENTV CORP.
By:
Name:
Title:

               Grantee has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Agreement. Grantee further agrees to notify the Company upon any change in the residence address indicated below.

Dated:	NAME OF GRANTEE

Residence Address: